Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-278891 and 333-278670 on Form S-1, and Registration Statement No. 333-280247 on Form S-8 of our report dated April 2, 2024 (September 3, 2024, as to the effects of the reverse recapitalization described in Note 1) relating to the financial statements of Zapata Computing, Inc. appearing in this Current Report on Form 8-K of Zapata Computing Holdings Inc. filed on September 3, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 3, 2024